UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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☐	Soliciting Material Pursuant to §240.14a-12
Ikanos Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IKANOS COMMUNICATIONS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2015
2:00 P.M. PACIFIC TIME
We cordially invite you to attend the 2015 Annual Meeting of Stockholders of Ikanos Communications, Inc. The meeting will be held on Thursday, May 28, 2015 at 2:00 p.m., Pacific Time, at the Fremont Marriott Silicon Valley, 46100 Landing Parkway, Fremont, CA 94538. At the meeting we will:

1.	Elect the Class I director to serve a term of three years or until he retires, resigns, or his successor is duly elected and qualified;

2.	Ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016; and

3.	Transact any other business that may properly come before the meeting or any postponement or adjournment thereof.
These items are fully discussed in the following pages, which are made part of this Notice of Annual Meeting of Stockholders. Stockholders who owned shares of our common stock as of the close of business on Thursday, April 2, 2014, may vote at the meeting. Even if you plan to attend the meeting, we request that you vote your shares as promptly as possible.
We have elected to provide our proxy materials to our stockholders via the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials via the Internet and how to request a paper copy of those documents. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.
Your vote is very important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by telephone or via the Internet. If you requested a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing, dating, and mailing your proxy card or voting instruction card in the envelope provided along with the card. Stockholders of record attending the meeting may vote in person, even if you have already voted your shares by telephone, via the Internet, or by returning a proxy card or voting instruction card.

/s/ ANDREW S. HUGHES
Andrew S. Hughes Vice President, General Counsel & Corporate Secretary
Fremont, California
April 15, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IKANOS COMMUNICATIONS, INC.
PROXY STATEMENT
FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2015
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The Board of Directors ("Board") of Ikanos Communications, Inc. ("Ikanos" or the "Company") is soliciting proxies for the 2015 Annual Meeting of Stockholders to be held at the Fremont Marriott Silicon Valley, 46100 Landing Parkway, Fremont, CA 94538 on Thursday, May 28, 2015 at 2:00 p.m., Pacific Time (the "Annual Meeting"). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.
Internet Availability of Proxy Materials
Under the rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we furnish our proxy materials to our stockholders via the Internet, rather than mailing printed copies of those materials to each stockholder. You will not receive a printed copy of the proxy materials unless you request one or have previously made such request. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials (the "Notice").
We anticipate that the Notice will be mailed to stockholders on or about April 15, 2015.
Costs of Solicitation
We will pay the costs of soliciting proxies from our stockholders. We are required to request brokers and nominees who hold shares of our common stock in their name to furnish our proxy materials to the beneficial owners of such shares of our common stock. We will reimburse such firms and nominees for their reasonable expenses in forwarding the proxy materials to these beneficial owners. Certain of our directors, officers, and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, or other electronic means.
Record Date and Shares Outstanding
Only stockholders of record at the close of business on April 2, 2015 ("Record Date") are entitled to vote at the Annual Meeting. On the Record Date 17,025,719 shares of our common stock were outstanding.

QUESTIONS AND ANSWERS
Although we encourage you to read the Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Q:    Why are we providing the proxy materials?

A:
Our Board is providing these proxy materials to you in connection with the Annual Meeting, which will take place on Thursday, May 28, 2015 at 2:00 p.m., Pacific Time. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:    What information is contained in these proxy materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information.

Q:    What proposals will be voted on at the Annual Meeting?
A:    There are two proposals scheduled to be voted on at the Annual Meeting:
Proposal One    Election of the Class I director.

Proposal Two	Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016.
Q:    What are the Board’s voting recommendations?
A:    Our Board recommends that you vote your shares as follows:

Proposal One	FOR the election of the nominee for Class I director for a term of three years or until he retires, resigns, or a successor is duly elected and qualified.

Proposal Two	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2016.
Q:    Who can vote at the Annual Meeting?

A:
All stockholders who owned shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date on all matters to be voted on. Stockholders do not have the right to cumulate votes. As of the close of business on the Record Date, 17,025,719 shares of our common stock were outstanding.

Q:    How many shares does Ikanos need to hold the Annual Meeting?

A:
A majority of our outstanding shares as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Shares are counted as present at the Annual Meeting if you:
•are present and vote in person (if you are a stockholder of record at the Annual Meeting) or
•voted by telephone, via the Internet, or have properly submitted a proxy card or voter instruction card.
Q:    How are votes counted?

A:
You may vote either “FOR” or “WITHHOLD” with respect to the nominee for director. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm. If you abstain from voting on a proposal, it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each of the proposals described above.

The term broker non-votes refers to shares held by a brokerage firm, bank, or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker, bank, or nominee is not instructed how to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers, banks, and nominees do not have discretionary voting authority on certain non-routine matters and accordingly may not vote on such matters absent instructions from the beneficial holder, such as the election of directors. Broker non-votes are counted for the purpose of establishing a quorum for the Annual Meeting as described above under the caption “How many shares does Ikanos need to hold the Annual Meeting?” but are not counted as shares present and entitled to be voted with respect to matters on which the broker has expressly not voted.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a broker, bank, or other nominee rather than directly in their own name, which is referred to as being beneficially owned. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company ("Transfer Agent"), you are considered the stockholder of record with respect to those shares and the Notice is being sent directly to you by our Transfer Agent. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the Annual Meeting. You may also vote by telephone or via the Internet as described below under “How can I vote my shares without attending the Annual Meeting?” If you request a printed copy of the proxy material, you will also be mailed a proxy card for you to use.
Beneficial Ownership—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by your broker, bank, or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a legal proxy from your broker, bank, or nominee. Your broker, bank, or nominee has provided you with a voting instruction card for you to use in directing the broker, bank, or nominee regarding how to vote your shares. You also may vote by telephone or via the Internet as described below under “How can I vote my shares without attending the Annual Meeting?”
Q:    What is the voting requirement to approve each of the proposals?

A:
With respect to Proposal One (the election of the Class I director), the nominee is elected by a plurality vote, and therefore the individual receiving the highest number of “FOR” votes will be elected. Another nominee is elected by the vote of the Tallwood Investors as described under the caption “Proposal One—Election of Directors—General.” Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. All other proposals submitted for stockholder approval require the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and voting at the Annual Meeting ("Votes Cast"). Broker non-votes are not considered to be Votes Cast with respect to a particular item.

Q:    Can I vote my shares by filling out and returning the Notice?

A:
No. The Notice does, however, provide instructions on how to vote by telephone or via the Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:    How can I vote my shares in person at the Annual Meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you have requested a paper copy of the proxy card, please bring the proxy card and proof of identification to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. This will not limit your right to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank, or nominee in order to vote at the Annual Meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as a stockholder of record or are the beneficial owner of shares in street name, you may vote without attending the Annual Meeting.
BY TELEPHONE OR VIA THE INTERNET—if you hold your shares directly as a stockholder of record and you have telephone or Internet access, you may submit your vote by telephone or via the Internet as indicated in the Notice.
If your shares are registered in the name of a broker, bank, or other nominee and they participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options, you may vote those shares by telephone or via the Internet as provided in the voter instruction card you receive from your broker, bank, or other nominee at Broadridge Financial Solutions’ voting website (www.proxyvote.com).
Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on May 27, 2015. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

BY MAIL—if you request printed proxy materials, you may submit your proxy by mail by signing your proxy card or the voter instruction card provided by your broker, bank, or nominee, and mailing it in the provided pre-paid return envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. Your proxy must be received by 11:59 p.m., Eastern Time, on May 27, 2015.
Q:    How can I change my vote after I vote or return my proxy card?

A:	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may do this by:

•	voting by telephone or via the Internet, either or which must be completed by 11:59 p.m., Eastern Time on May 27, 2015 (only your last telephonic or Internet vote will be counted);
•signing and submitting a new proxy card with a later date; or
•attending the Annual Meeting and voting in person.
Attending the Annual Meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked.
If you hold shares through a broker, bank or other nominee, you must contact that broker, bank, or other nominee directly to revoke any prior voting instructions.
Q:    Where can I find the voting results of the Annual Meeting?

A:
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting. If our final voting results are not available within four business days after the Annual Meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

Q:    Who are the proxies and what do they do?

A:
A proxy is your legal designation of another person to vote on your behalf. Dennis A. Bencala, our Chief Financial Officer, and Andrew S. Hughes, our General Counsel and Corporate Secretary, were designated by our Board as the proxy holders. By voting as provided above, you are giving the proxy the authority to vote your shares in the manner you indicate when you vote by telephone, via the Internet, or as indicated on your proxy card. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and, where a choice has been specified by the stockholder of record as provided in the proxy card, your proxy will be voted in accordance with the instructions you indicate on the proxy card. If you submit your proxy, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Unless you indicate otherwise on the proxy card, you also authorize the proxy holder to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and which, under our bylaws, are properly presented for action at the Annual Meeting.
Q:    What does it mean if I receive more than one Notice?

A:
You may receive more than one Notice. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please follow the instructions for all Notices you receive. If you share an address with another stockholder and received only one Notice and would like to request an additional Notice, please send your request to Investor Relations, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538 or to ir@ikanos.com or call us at (510) 438-6231. You may also contact us if you received multiple copies of the Notice and would prefer to receive a single copy in the future.

A:    What happens if additional proposals are presented at the Annual Meeting?

Q:
Other than the two proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason one or more of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our Board.

Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to any mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may retain the services of a third party firm to aid in the solicitation of proxies. If we do engage a third party firm, we will pay the customary costs associated with such engagement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Our stockholders may submit proposals that they believe should be voted upon at next year’s annual meeting of stockholders. Stockholders may also recommend candidates for election to our Board. See “Corporate Governance and Other Matters-Consideration of Stockholder Recommendations and Nominations.” Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), some stockholder proposals may be eligible for inclusion in our 2016 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than December 16, 2015, which is 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2016 proxy statement.
Alternatively, under our Bylaws, a proposal or a nomination of candidates for election to our Board that the stockholder does not seek to include in our 2016 proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act may be submitted in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, no later than January 15, 2016 for the 2016 Annual Meeting of stockholders, which is 90 calendar days prior to the anniversary of the mailing date of this Proxy Statement; provided, however, that in the event that no annual meeting was held in the previous year or the mailing date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day notice of the date of the Annual Meeting was mailed or public disclosure was made, whichever occurs first.
As described in our Bylaws, a stockholder notice must set forth the following: a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; the name and address, as they appear on our books, of the stockholder proposing such business; the class and number of our shares that are beneficially owned by the stockholder; any material interest of the stockholder in such business; and any other information that is required to be provided by the stockholder pursuant to Regulation 14A promulgated under the Exchange Act, in such stockholder’s capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2016 annual meeting. In addition to the notice above, when seeking to include a nomination, the stockholder must also include: the name, age, business address, and residence address of the nominee; the principal occupation or employment of the nominee; the class and number of shares of the corporation that are beneficially owned by the nominee; a description of all arrangements or understandings between the stockholder and each nominee, and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected).

CORPORATE GOVERNANCE
Board Independence
Our Board is the ultimate decision-making body for Ikanos, except with respect to those matters reserved for the approval of stockholders. In 2015 our Board has reviewed the independence of each director and nominee for director, and concluded that, other than Omid Tahernia, current directors Diosdado Banatao, Jason W. Cohenour, Danial Faizullabhoy, Frederick M. Lax, George Pavlov, and James Smaha have had no material relationship with Ikanos or any of its subsidiaries or affiliates and, therefore, are independent under the listing rules of The NASDAQ Stock Market (the "NASDAQ Rules").
On August 24, 2009, pursuant to the Securities Purchase Agreement dated April 21, 2009, by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership (collectively, the "Tallwood Investors"), and the terms of our Certificate of Designation of Series A Preferred Stock ("Certificate of Designation"), the Tallwood Investors appointed these directors to our Board: Mr. George Pavlov as a Class I director, Mr. James Smaha as a Class II director, and Mr. Diosdado Banatao as a Class III director.
Our Board has determined that all directors serving as members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the NASDAQ Rules and the rules of the SEC.
Consideration of Stockholder Recommendations and Nominations
The Nominating and Corporate Governance Committee of our Board will consider both recommendations and nominations from stockholders for candidates to our Board. A stockholder who desires to nominate a candidate for election to our Board shall direct the nomination in writing to the Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538, shall follow the rules set forth by the SEC, and meet the deadlines and other requirements set forth in our Bylaws. See “Deadline for Receipt of Stockholder Proposals” above. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate for election at an annual meeting, recommendations for nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Receipt of Stockholder Proposals.” A recommendation or nomination must also include a statement from the recommending or nominating stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments, and personal references.
Identifying and Evaluating Nominees for Director
The Nominating and Corporate Governance Committee uses the following procedures to identify and evaluate any individual recommended or offered for nomination to our Board:

•
The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Nominating and Corporate Governance Committee from other sources.

•	In its evaluation of director candidates, including the members of our Board eligible for re-election, the Nominating and Corporate Governance Committee will consider the following:

◦	The current size, composition, and the needs of our Board, including the Committees of our Board;

◦
Factors such as character, integrity, judgment, diversity of experience, diversity of personal background (that may enable a candidate to offer unique perspectives relevant to our business), independence, areas of expertise, corporate experience, potential conflicts of interest, other commitments and the like, and length of service with respect to candidates eligible for re-election. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

◦	Other factors that the Nominating and Corporate Governance Committee may consider appropriate.

•	The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on our Board:

◦	The highest personal and professional ethics and integrity;

◦	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

◦	Skills that are complementary to those of the existing Board members;

◦	The ability to assist and support management and make significant contributions to our success; and

◦	An understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•
If the Nominating and Corporate Governance Committee determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Corporate Governance Committee, our Board, or management.

•	The Nominating and Corporate Governance Committee may propose to our Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to our Board.
Stockholder Communication with our Board of Directors
As our stockholder, you may contact any of our directors by writing to them via certified mail addressed to the Board of Directors, c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538. Any stockholder communication directed to our Board (other than concerns regarding questionable accounting or auditing matters, which will be directed directly to the Audit Committee) will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.
Unless the communication is marked “confidential,” the Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication, and forward a copy of the stockholder communication and draft response to the chairperson of the Nominating and Corporate Governance Committee. The summary and response will become part of the stockholder communications log maintained with respect to all stockholder communications. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the chairperson of the Nominating and Corporate Governance Committee for appropriate action.
At least quarterly, or more frequently as may be appropriate, the Nominating and Corporate Governance Committee will forward copies of all such original stockholder communications along with the related memos and responses to our Board for review.

PROPOSAL ONE
ELECTION OF DIRECTORS
General
Our Board currently consists of seven members. Our Board is divided into three classes, with Classes I and II composed of two directors and Class III composed of three directors. The directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting.
The current composition of our Board is as follows:

Class I Directors (term expiring at this Annual Meeting)	Frederick M. Lax George Pavlov

Class II Directors (serving until the 2016 Annual Meeting)	Danial Faizullabhoy James Smaha

Class III Directors (serving until the 2017 Annual Meeting)	Diasdado Banatao Jason W. Cohenour Omid Tahernia
Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal. There are no family relationships among any of our directors and executive officers. All of the nominees are incumbent directors. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them “FOR” the Class I nominee, Mr. Lax. In the event that Mr. Lax is unable or declines to serve as director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by our present Board to fill the vacancy. We are not aware of any reason that Mr. Lax will be unable or will decline to serve as a director. Our Board recommends a vote “FOR” the election of Mr. Lax as Class I director.
The other nominee for Class I director, Mr. Pavlov, will be elected by the Tallwood Investors pursuant to the terms of our Certificate of Designation (the "Tallwood Nominee"). One of the Tallwood Investors, Tallwood III Partners, L.P., controls the single outstanding voting share of our Series A Preferred (the "Voting Share"). As the holder of the Voting Share, Tallwood III Partners, L.P. has the right to elect members of our Board. The Tallwood Investors re-elected Mr. Banatao to our Board in June 2014 and re-elected Mr. Smaha to our Board in June 2013. Mr. Pavlov’s term expires at this Annual Meeting, and the Tallwood Investors have informed us that Mr. Pavlov is the Tallwood Nominee and that they intend to re-elect Mr. Pavlov as a Class I director.

Directors’ Principal Occupation, Business Experience, Qualifications, and Directorships
The names of the members of our Board, including the Class I nominee, their ages as of April 13, 2015, and certain other information about them, are set forth below.

Diosdado Banatao	Age: 68

Director Since: August 2009

Chairman of the Board

Principal Occupation: Founder and Managing Partner of Tallwood Venture Capital ("Tallwood") since July 2000. From April 2010 to July 2010 and from June 2011 to June 2012, Mr. Banatao served as our Interim President & CEO. From April 2008 to June 2009, Mr. Banatao served as Interim CEO of SiRF Technology Holdings, Inc., a publicly-traded company that was acquired by CSR plc in June 2009 ("SiRF"). From October 2006 to August 2007, Mr. Banatao served as Interim President and CEO of Inphi Corporation. Prior to forming Tallwood, Mr. Banatao was a venture partner at the Mayfield Fund, a venture capital firm, from January 1998 to May 2000. Mr. Banatao co-founded three technology startups: S3 Graphics Ltd in 1989, Chips & Technologies, Inc. in 1985, and Mostron in 1984.

Education: B.S.E.E. from the Mapua Institute of Technology in the Philippines and an M.S. in Electrical Engineering from Stanford University.

Board Memberships: Mr. Banatao has served as Chairman of the Board of Inphi Corporation since December 2000. Mr. Banatao served on the board of directors of CSR plc, a public company traded on the London Stock Exchange, from July 2009 to October 2010, SiRF prior to its acquisition by CSR plc, from February 1995 to June 2009, and Sequoia Communications from March 2003 to September 2009. Mr. Banatao also serves on the boards of directors of Quintic Corporation and Wave Semiconductor, each a private company.

Mr. Banatao’s background as an engineer, as well as a senior manager of, board member of, and investor in numerous semiconductor companies provides a diversity of experience for his service on our Board. The companies with which he has been involved range from start-up companies to very large public corporations. Mr. Banatao was appointed to our Board by the Tallwood Investors.

Jason W. Cohenour	Age: 53

Director Since: February 2014

Principal Occupation: Since 2005, Mr. Cohenour has served as President and CEO and Director of Sierra Wireless, Inc. ("Sierra"). Mr. Cohenour joined Sierra as Vice President of Sales in 1996 and held various executive positions until he became Chief Operating Officer in 2004.

Education: B.S. in Business Administration from the University of Rhode Island

Board Memberships: Director of Sierra.

Mr. Cohenour is a wireless industry veteran and widely acknowledged for leading Sierra to its leading position in wireless machine-to-machine communications. His background and experience is important as we continue to develop our next generation solutions.

Danial Faizullabhoy	Age: 53

Director Since: July 2001

Principal Occupation: Since March 2014, Mr. Faizullabhoy has been the CEO of Cypherpath, Inc. ("Cyperpath"), a company providing software-defined data center solutions. Prior to Cyperpath, Mr. Faizullabhoy worked as an independent consultant providing operational, financial, and strategic advice from June 2012 through March 2014. From July 2006 through December 2012, he served as President and CEO of BroadLogic Network Technologies, Inc. ("BroadLogic"), a video-processing mixed signal semiconductor design and supply company. From July 1998 to July 2006, Mr. Faizullabhoy held various positions at Walden International Investment Group, a venture capital firm, including Venture Consultant, Venture Partner, and Managing Director. From 1986 to 1998, Mr. Faizullabhoy held various positions at Adaptec Inc., including Applications Engineer, Product/Marketing Manager, and Vice President and General Manager of its Target and Optical Peripheral Solutions Group.

Education: B.S.E.E. from Norwich University and a M.B.A. from Santa Clara University.

Board Memberships: Mr. Faizullabhoy served on the board of directors of the following private companies: BroadLogic from 1999 thru 2012; Matisse Networks, Inc. from May 2001 to April 2007; Sierra Atlantic, Inc. from July 1999 to April 2007; and Airtight Networks, Inc. from March 2004 to April 2007.

Mr. Faizullabhoy brings more than twenty years of management, technical, marketing, and venture capital experience to our Board, based upon his experience at numerous technology companies and through his role at Walden International Investment Group. In addition, his operational and financial experience as CEO of BroadLogic and Cypherpath enables him to provide us with insights related to the semiconductor industry and the emerging cloud-based software services opportunities.

Frederick M. Lax*	Age: 61

Director Since: January 2008

Principal Occupation: Since 2006, Mr. Lax has worked as an independent communications executive adviser. From February 2001 to January 2006, Mr. Lax was employed by Tekelec Inc., a developer of next-generation switching and signaling telecommunications and network performance management technology, serving initially as its Chief Operating Officer and subsequently as President and CEO. Prior to his tenure at Tekelec, Mr. Lax held a number of senior executive positions at Bell Laboratories, AT&T, and Lucent Technologies.

Education: B.S.E.E. from the University of Notre Dame and a M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Board Memberships: Tekelec Inc., a public company, from February 2003 to January 2006. Chairman of the Board at Argent Networks, Ltd., a private company, from April 2006 to February 2008.

Mr. Lax has a long tenure in the communications systems business, including service at certain of our current customers. His insights as a former senior executive and current independent communications executive adviser enable Mr. Lax to provide guidance to our management on a wide variety of governance, strategic, and operational matters.

George Pavlov**	Age: 53

Director Since: August 2009

Principal Occupation: Since 2002, Mr. Pavlov has been a General Partner of Tallwood. Prior to joining Tallwood, Mr. Pavlov was CEO of eTime Capital from April 2000 to July 2001 and a General Partner and Chief Financial Officer of Mayfield, from April 1996 to April 2000. Before Mayfield, Mr. Pavlov was the Chief Financial Officer and Managing Director of Blum Capital Partners from May 1991 to April 1996, and he held several financial and sales management positions at NeXT Computer, Inc. from April 1987 to May 1991.

Education: B.S. in Accounting from Boston College.

Board Memberships: Alphion Corporation from May 2008 to December 2013, Amulaire Thermal Technology Inc. from July 2005 to January 2013, Chairman of the Board of Astute Networks Inc. from November 2005 to the present, Audience, Inc. from December 2003 to the present, Calypto Design Systems Inc. from December 2002 to the present, Chairman of the Board of Crossing Automation Inc. from September 2005 to November 2012, Quintic Corporation from September 2006 to the present, and SVTC Technologies from March 2007 to January 2012, each a private company except Audience, Inc.

With an extensive career as a finance and operations executive, Mr. Pavlov brings to our Board executive leadership, finance, operations and technology industry experience. In addition, with his experience as a director for several companies, he has extensive corporate governance experience. Mr. Pavlov was appointed to our Board by the Tallwood Investors.

James Smaha	Age: 78

Director Since: April 2010

Principal Occupation: Mr. Smaha’s experience includes over 30 years in the semiconductor industry, including service as President and Executive Vice President of the Semiconductor Group of National Semiconductor Corporation as well as other senior roles at National Semiconductor Corporation from March 1974 to March 1989. Upon retiring in 1989, Mr. Smaha served as an independent consultant, including with S3 Graphics Ltd. and interWAVE Communications International Ltd., a communications company.

Education: B.A. in mathematics from the University of Maine.

Board Memberships: SiRF from October 2000 to June 2009.

Mr. Smaha brings to our Board the insights of a lengthy career as an engineer and senior executive in a large semiconductor company . Mr. Smaha was appointed to our Board by the Tallwood Investors.

Omid Tahernia	Age: 53

Director Since: June 2012

Principal Occupation: Since June 2012 Mr. Tahernia has served as our President, CEO and a member of our Board. Prior to joining Ikanos, Mr. Tahernia served as President and CEO of Tilera Corporation from October 2007 to October 2011. Mr. Tahernia was with Xilinx, Inc., first as Vice President and General Manager of the DSP Division from July 2004 to June 2006 and later as Vice President and General Manager of the Processing Solutions Group from June 2006 to September 2007. Mr. Tahernia served as Vice President and Director of Strategy and Business Development of the Motorola, Inc. Semiconductor Group from June 2003 to July 2004 and Vice President and General Manager of the Wireless & Mobile Systems Division from December 1998 until June 2003.

Education: B.S.E.E. from Virginia Polytechnic Institute & State University, and an M.S.E.E. from Georgia Institute of Technology.

As our President and CEO, Mr. Tahernia brings to our Board extensive leadership and industry experience, as well as an understanding of our business, research and development activities, operations, employees, risks, and management’s current and future plans and strategies.

*	Denotes nominee for election by the stockholders at the Annual Meeting.
**	Denotes nominee for election by the Tallwood Investors at the Annual Meeting.

Board Meetings
Our Board held twelve meetings in 2014. During 2014, each director attended at least 75% of the aggregate of the total number of meetings of our Board (held during the period for which he was a director) and the total number of meetings held by all committees of our Board on which such director served (held during the period that such director served) except Mr. Banatao who attended 67% of the meetings of our Board. Generally, our non-management directors met without management present each time the full Board convened for a regularly scheduled meeting. We do not have a policy that requires the attendance of directors at the Annual Meeting. Six directors attended the 2014 Annual Meeting.
Board Committees
Our Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Strategic Committee. Each committee has a written charter that has been approved by our Board, copies of which can either be viewed at the investor relations section of our website at http://www.ikanos.com/investor/governance/ or may be obtained from us upon request. The table below shows current membership for each of the standing committees of our Board.

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Strategic Committee
Diosdado Banatao	—	—	—	Member
Jason W. Cohenour	—	Member	—	Chair
Danial Faizullabhoy	Member	—	Chair	—
Frederick M. Lax	Chair	Member	Member	—
George Pavlov	—	Chair	—	—
James Smaha	Member	—	Member	—
Omid Tahernia	—	—	—	Member
Audit Committee. The Audit Committee is responsible for the oversight of our accounting, reporting, and internal financial control structure. Among other functions, the Audit Committee is responsible for:

•	Overseeing and monitoring our accounting, financial reporting processes, audits, and the integrity of our financial statements;

•
Selecting, engaging, and overseeing the work of our independent registered public accounting firm (independent auditors) and reviewing the adequacy of our system of overseeing the independent auditors’ qualifications, independence and performance;

•	Assisting our Board in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	Reviewing our internal accounting and internal financial control structure; and

•
Reviewing our audited financial statements and internal management reports and discussing the statements and reports with management and our independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies, and independent auditors’ disagreements, if any, with management.

Our Board has determined that each member of the Audit Committee is “independent,” as defined under and required by the NASDAQ Rules and Rule 10A-3(b)(1) promulgated under the Exchange Act. Our Board has determined that Mr. Lax qualifies as an “Audit Committee financial expert” under the federal securities laws and has the “financial sophistication” required under the NASDAQ Rules.
The Audit Committee held 15 meetings in 2014.
Compensation Committee. The Compensation Committee is primarily responsible for reviewing and approving general compensation policies, the compensation, benefits, corporate goals and objectives of our Chief Executive Officer and our other executive officers, evaluating the performance of our key executive officers, administering our employee benefit plans, and making recommendations to our Board regarding these matters.
The Compensation Committee has the sole authority to retain and terminate any compensation consultant that may be engaged to assist in the evaluation of the compensation of our Chief Executive Officer and other executive officers and to approve the consultant’s fees and other retention terms. Additionally, the Compensation Committee may also obtain advice and assistance from internal or external legal, accounting, or other advisers. Our Chief Executive Officer’s role in determining executive compensation is limited to making recommendations to the Committee concerning compensation decisions. Our

Chief Executive Officer does not participate in the Compensation Committee’s review and setting of his own compensation. From time to time, our Chief Executive Officer and Vice President of Human Resources attend Compensation Committee meetings.
The Compensation Committee held 19 meetings in 2014.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for our Board and its Committees, including reviewing director candidates recommended by our stockholders, conducts searches for appropriate directors, and evaluates the performance of our Board and individual directors. The Nominating and Corporate Governance Committee is also responsible for reviewing developments in corporate governance, evaluating the adequacy of our corporate governance practices, reporting and making recommendations to our Board and management concerning corporate governance matters, and reviewing any related party transactions.
The Nominating and Corporate Governance Committee held 13 meetings in 2014.
Strategic Committee. The Strategic Committee assists the Board in developing the Company’s strategic long range plan and execution thereof and provides assistance to the Board regarding potential strategic transactions that the Company may consider from time-to-time.
The Strategic Committee held three meetings in 2014.
Board Leadership Structure
We have an independent Chairman of the Board of Directors who is not our Chief Executive Officer. Mr. Tahernia is our Chief Executive Officer and Mr. Banatao is the Chairman of the Board. The Board of Directors believes that this leadership structure reflects the role and responsibilities of the Chief Executive Officer in our business and operations with significant involvement and authority vested in a separate independent Chairman of the Board. The Board of Directors retains the authority to modify this structure as it deems appropriate.
The Board of Director’s Role in Risk Oversight
One of our Board’s functions is the oversight of risk management at Ikanos. Risk is inherent in business, and our Board, in conjunction with its Committees, seeks to understand and advise management on the appropriate level of risk that the business should undertake.
Defining Risk. Our Board and management consider “risk” to be the possibility that an undesirable event could occur that results in a negative outcome or otherwise interferes with the successful accomplishment of a corporate objective. Risks vary in type and magnitude, and often can be obscured by the complexity of a particular business activity. Therefore, our Board and management may not be able to foresee or understand a particular risk or to accurately assess the likelihood or magnitude of the potential consequences if the undesirable event actually occurs.
Assessing General Financial Risk. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting, and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with our Chief Financial Officer, our General Counsel, and other members of management. The Audit Committee meets as well in executive sessions with our independent auditors, to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. In addition, the Audit Committee chairman meets between formal Audit Committee meetings with our independent auditors, our Chief Executive Officer, and our Chief Financial Officer. The Audit Committee also reports at regularly scheduled Board of Director meetings regarding Ikanos’ financial results, our internal control over financial reporting, the status and findings of audits being conducted by our independent auditors, accounting changes that could affect our financial statements, and proposed audit adjustments, if any.
Assessing Compensation-Related Risk. Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee and our management assessed the executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices, program analysis to identify risk and risk control related to the programs, and determinations as to the sufficiency of risk identification. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Our compensation philosophy supports the use of base salary and, where appropriate, performance-based compensation. In all cases, the compensation policies and practices are centrally designed and administered. Field sales personnel are paid substantially on a performance basis, consisting of sales commissions and performance objectives.
Based on the foregoing, we believe that our compensation policies and practices do not create an inappropriate or an unintended significant risk to Ikanos as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks, are compatible with our effective internal controls and risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Director Compensation
Our Board determines compensation for our non-employee directors. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In 2014, Mr. Tahernia received compensation as President and Chief Executive Officer, but did not receive compensation as a director.
Cash Compensation
Our Board reviews its compensation policy on a regular basis or when market or business conditions warrant a review. Effective as of January 1, 2013, and based in part on data that the Board requested from compensation consultant Compensia, Inc. (Compensia) regarding the benchmarking of director compensation, the Nominating and Corporate Governance Committee recommended, and our Board approved, cash compensation for Board of Director and Committee services. Except as otherwise noted, we paid these amounts to our non-employee directors for their service in 2014.
During 2014, our non-employee directors received an annual retainer of $35,000, which retainer included attendance at 10 qualifying meetings of the Board of Directors. For the Board and all Committees, an in-person meeting counts as one qualifying meeting and a telephonic meeting counts as one-half of a qualifying meeting. If more than 10 qualifying meetings were held, our non-employee directors who attended all such meetings, were also eligible to receive for each qualifying meeting in excess of 10, $1,500. In 2014, our Board held 9.5 qualifying meetings. In addition to the $35,000 annual retainer, our non-employee Chairman of the Board was also entitled to receive an additional annual retainer of $12,000.
Each member of the Audit Committee received an additional annual retainer of $10,000, which included up to eight qualifying meetings. The Audit Committee held a total of 9.5 qualifying meetings in 2014. The members of the Compensation Committee each received an additional annual retainer of $5,000, which included up to six qualifying meetings. The Compensation Committee held a total of 10.5 qualifying meetings in 2014. Each member of the Nominating and Corporate Governance Committee received an additional annual retainer of $3,350, which included up to four qualifying meetings. The Nominating and Corporate Governance Committee held a total of 6.5 qualifying meetings in 2014. In addition, to the retainers paid to Committee members, the Chairman of each Committee received an additional annual retainer as follows: $20,500 to the Audit Committee chair, $11,000 to the Compensation Committee chair, and $9,500 to the Nominating and Corporate Governance Committee chair. For each qualifying Committee meeting in excess of the included number of qualifying meetings, such Committee member received an additional $1,000. In addition, Messrs. Faizullabhoy, Cohenour, and Lax were paid $750 for each of the 22 meetings of a special committee that was formed to review and approve our private placement with Tallwood Investors and Alcatel-Lucent Participations as well as the terms of our Rights Offering.
Equity Awards
Each new non-employee director appointed or elected to our Board receives an option to purchase 4,500 shares upon such appointment or election, except for those directors who become non-employee directors by ceasing to be employee directors. This first option grant vests at the rate of one-third on the one year anniversary of the vesting commencement date, and 1/12th of the remaining shares each quarter thereafter on the same day of the month as the vesting commencement date, subject to the director’s continuing to serve as a director on each vesting date.
In addition to the initial award, immediately following each annual meeting of stockholders the non-employee members of the Board receive the following awards:

•	An option for 850 shares and a restricted stock award for 300 shares if such Board member has served on the Board for at least one year as of the date of grant;

•	An option for 1,250 shares and a restricted stock award for 400 shares if such Board member has served on the Board for at least two years as of the date of grant; and

•	An option for 1,950 shares and a restricted stock award for 700 shares if such Board member has served on the Board for at least three years as of the date of grant.

The subsequent option grants vest as to 1/12th of the shares each month following the date of grant, subject to the director’s continuing to serve as a director on each vesting date. The restricted stock awards vest immediately on date of grant.
Each of the options to purchase shares of common stock granted to our non-employee directors is subject to acceleration of vesting upon a change of control pursuant to the provisions of each respective Stock Option Agreement by and between Ikanos and each of our non-employee directors. Pursuant to these provisions, all of the unvested stock options held by each of our non-employee directors will automatically vest in full and become exercisable upon a change of control. Generally, pursuant to these provisions, a change of control means the occurrence of any of the following events:

•	if any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities; or

•	a change in the composition of our Board as a result of which fewer than a majority of the directors are incumbent directors; or

•
our stockholders approve a merger or consolidation of Ikanos with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation, or our stockholders approve a plan of complete liquidation of Ikanos or an agreement for the sale or disposition by us of all or substantially all of our assets.

The table below summarizes the compensation paid by us to our non-employee directors for 2014.
Director Compensation for 2014

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Options Awards (1)(2)	Total
Diosdado Banatao	$51,842	$3,079	$3,976	$58,897
Jason W. Cohenour	$61,092	$—	$18,536	$79,628
Danial Faizullabhoy	$80,267	$3,079	$3,976	$87,322
Frederick M. Lax	$98,599	$3,079	$3,976	$105,654
George Pavlov	$55,500	$3,079	$3,976	$62,555
James Smaha	$63,650	$3,079	$3,976	$70,705

(1)
In accordance with SEC rules, these columns represent the value of the stock awards based on the fair value of the stock and the value of the option awards based on the fair value of the options as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718).The calculation for Option Awards excludes any estimate of future forfeitures. See Note 12 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized will depend on the market value of our common stock on a date in the future when an option is exercised.

(2)	The following table lists all outstanding options and restricted stock held by our non-employee directors as of December 28, 2014:

Name	Options	Restricted Stock	Total
Diosdado Banatao	10,900	2,300	13,200
Jason W. Cohenour	4,500	—	4,500
Danial Faizullabhoy	24,500	2,300	26,800
Frederick M. Lax	17,400	2,300	19,700
George Pavlov	10,900	2,300	13,200
James Smaha	10,900	2,300	13,200

Events Subsequent to December 28, 2014
Equity Awards Issued to Non-Employee Members of the Board
Our Board granted to each non-employee member of the Board non-qualified stock options and restricted stock awards in the following amounts:

Named	Non-Qualified Stock Options	Restricted Stock Units
Diosdado Banatao	5,788	1,928
Jason W. Cohenour	2,388	796
Danial Faizullabhoy	13,012	4,336
Frederick M. Lax	9,240	3,080
George Pavlov	5,788	1,928
James Smaha	5,788	1,928
The non-qualified stock options have an exercise price of $4.10 per share. The vesting commencement date for each non-qualified stock option grant was February 11, 2015 and the options will vest monthly over 12 months. The restricted stock awards vested at date of grant.
Stock Option Exchange
In February 2015, we commenced a one-time stock option exchange program (the "Tender Offer") for employees and directors to exchange certain outstanding stock options (the "Eligible Options") for new stock options. The exercise price of each new option was $2.80, the closing price of our stock on The NASDAQ Capital Market on March 23, 2015, the date of grant of the replacement options. Vesting of the new options is 36 months for those eligible options partially vested and 24 months for those eligible options fully vested at the time that the Tender Offer expired and 12 months for those eligible options that originally vested over 12 months, whether fully or partially vested. All directors tendered their options and received new options at a rate of four replacement options for every five options tendered.
Vote Required
Mr. Lax will be elected by a plurality vote. The Class I director nominee, other than the Tallwood Nominee, who receives the highest number of affirmative votes of the shares entitled to be voted, shall be elected as director. The holder of the Voting Share shall elect the Tallwood Nominee as a director. Unless marked to the contrary, proxies received from stockholders of record will be voted “FOR” election of Mr. Lax as the Class I director.
Board Recommendation
OUR BOARD RECOMMENDS A VOTE “FOR” THE PROPOSED NOMINEE FOR CLASS I DIRECTOR.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee has appointed Moss Adams LLP ("Moss Adams") as our independent registered public accounting firm ("Independent Auditors") for the year ending January 3, 2016. Representatives of Moss Adams are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Moss Adams as our Independent Auditors is not required by our Bylaws or any other applicable legal requirement. However, our Board considers submitting the selection of Moss Adams LLP to our stockholders for ratification to be a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain Moss Adams. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of different Independent Auditors at any time during the year if the Audit Committee determines that such a change would be in the best interest of us and our stockholders.
Moss Adams audited our consolidated financial statements for the fiscal year ended December 28, 2014. PricewaterhouseCoopers LLP ("PwC") previously audited our consolidated financial statements during the fiscal years ended December 30, 2012 and December 29, 2013. As previously reported on our Current Report on Form 8-K, filed with the SEC on March 12, 2014, effective March 7, 2014, our Audit Committee decided not to renew the engagement of PwC and, therefore, dismissed PwC as our Independent Auditors and approved the selection of Moss Adams as our Independent Auditors for the fiscal year ending December 28, 2014. Representatives of PwC are not expected to be present at the Annual Meeting.
The reports of PwC on our consolidated financial statements for the two most recent fiscal years, ended December 29, 2013 and December 30, 2012, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles except that PwC’s reports included an explanatory paragraph noting that there was substantial doubt about our ability to continue as a going concern.
During the most recent two years and through March 7, 2014, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years. Also during this time, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
We provided PwC with a copy of our Current Report on Form 8-K prior to its filing with the SEC and requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agreed with the statements made. A copy of PwC’s letter dated March 12, 2014 was attached as Exhibit 16.1 to that Current Report on Form 8-K.
During the fiscal years ended December 29, 2013 and December 30, 2012, and through March 7, 2014, neither our company nor anyone on our behalf consulted with Moss Adams with respect to any matters or events discussed in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Audit and Non-Audit Fees
The following table sets forth fees for services provided by Moss Adams and by PwC during 2014 and 2013, respectively:

	2014	2013
Audit fees (1)	$431,822	$1,227,000
Audit-related fees (2)	12,600	—
Tax fees (3)	—	65,000
All other fees	—	—
Total	$444,422	$1,292,000

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, audit of the effectiveness of our internal control over financial reporting, and review of documents provided in connection with other statutory or regulatory filings. The audit fees for 2014 and 2013 represent the amount billed or expected to be billed to us as of the date of this Proxy Statement.

(2)	Represents fees for the audit of our 401(k) Plan.

(3)	Represents statutory tax compliance and transfer pricing services.

The Audit Committee has considered whether the non-audit services provided by Moss Adams and PwC were compatible with maintaining the independence of both firms and has concluded that the independence of both firms was maintained and was not compromised by the services provided. In accordance with its charter, during 2014 and 2013, the Audit Committee approved in advance all audit and non-audit services provided by Moss Adams and PwC, respectively.
Board Recommendation
OUR BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF MOSS ADAMS LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 3, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 2, 2015, for:

•	each person or entity known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers; and

•	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as held by them. Information related to holders of more than 5% of our common stock was obtained from the stockholder or filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying the outstanding warrants and stock options held by such person that are exercisable within 60 calendar days of April 2, 2015, but excludes shares of common stock underlying warrants or options held by any other person. Percentage of beneficial ownership is based on 17,025,719 shares of common stock outstanding as of April 2, 2015. Except as indicated by footnote, the address of the beneficial owners is c/o Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, CA 94538.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders:
Tallwood (1)	8,649,453	51%
Alcatel-Lucent Participations, S.A. (2)	1,693,196	10%
Lloyd I. Miller, III (3)	970,463	6%
Directors & Executive Officers:
Diosdado Banatao (1) (4) (5)	8,659,950	51%
Jason W. Cohenour (6)	5,749	*
Danial Faizullabhoy (7)	15,033	*
Frederick M. Lax (8)	12,834	*
George Pavlov (1) (9)	8,460,272	50%
James Smaha (10)	10,819	*
Omid Tahernia (11)	28,786	*
Dennis Bencala (12)	8,158	*
Stuart Krometis (13)	13,905	*
Jim Murphy (14)	11,199	*
Debajyoti Pal (15)	67,722	*
All current directors and executive officers as a group (11 persons) (16)	8,844,974	52%
  * Represents less than 1%.

(1)
Tallwood III, L.P. (Tallwood III), Tallwood III Partners, L.P. (Tallwood III Partners), Tallwood III Associates, L.P. (Tallwood III Associates), Tallwood III Annex, L.P. (Tallwood III Annex), and Tallwood Partners L.L.C. (Tallwood Partners and together with Tallwood III Annex, Tallwood III, Tallwood III Partners and Tallwood III Associates, the Tallwood Funds) directly own 5,845,196; 740,180; 45,287; 1,818,790, and 200,000 shares of our common stock, respectively. Tallwood III Management, LLC (Tallwood Management) is the general partner of Tallwood III, Tallwood III Partners and Tallwood III Associates. Tallwood III Annex Management, LLC (Tallwood Annex Management) is the general partner of Tallwood III Annex. Tallwood Management may be deemed to share voting and dispositive power with respect to the shares and warrants owned by Tallwood III, Tallwood III Partners, and Tallwood III Associates, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Tallwood Annex Management may be deemed to share voting and dispositive power with respect to the shares and warrants owned by Tallwood III Annex, but disclaim such beneficial ownership except to the extent of its pecuniary interest therein. Messrs. Banatao and Pavlov are Managing Members of Tallwood Management and Tallwood Annex Management and may be deemed to beneficially own the shares and warrants held by the Tallwood Funds, but disclaim such beneficial ownership except to the extent of their pecuniary interest therein. The business address of each of the foregoing entities is Tallwood Venture Capital, 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, CA 94025.

(2)	Includes warrants to purchase 473,684 shares of common stock that are exercisable within 60 days after April 2, 2015.

(3)
Based solely on a Schedule 13G filed on February 5, 2015, Mr. Miller has sole voting and dispositive power with respect to 970,463 of the reported securities as (i) manager of a limited liability company that is the adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) manager of certain limited liability companies, (iv) investment counsel for a certain trust, and (v) an individual.

(4)	Includes options to purchase 3,234 shares that are exercisable within 60 days after April 2, 2015.

(5)
The Banatao Living Trust DTD 7/21/99 ("Trust") is the managing partner of of Tallwood Partners LLC, which is the direct owner of 200,000 shares of common stock. Mr. Banatao, as a trustee of the Banatao Living Trust DTD 7/21/99, directly or indirectly, holds 100% of the membership interests in Tallwood Partners, LLC, and holds shared voting and dispositive power over the securities held by this entity, but disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(6)	Includes options to purchase 2,003 shares that are exercisable within 60 days after April 2, 2015.

(7)	Includes options to purchase 5,040 shares that are exercisable within 60 days after April 2, 2015.

(8)	Includes options to purchase 4,097 shares that are exercisable within 60 days after April 2, 2015.

(9)	Includes options to purchase 3,234 shares that are exercisable within 60 days after April 2, 2015.

(10)	Includes options to purchase 3,234 shares that are exercisable within 60 days after April 2, 2015.

(11)	Includes 10,000 restricted stock units that will vest within 60 days after April 2, 2015.

(12)	Includes 3,750 restricted stock units that will vest within 60 days after April 2, 2015.

(13)	Includes 2,500 restricted stock units that will vest within 60 days after April 2, 2015.

(14)	Includes 2,500 restricted stock units that will vest within 60 days after April 2, 2015.

(15)	Includes 3,125 restricted stock units that will vest within 60 days after April 2, 2015.

(16)	Includes options to purchase 20,842 shares that are exercisable and 21,875 restricted stock units that will vest within 60 days after April 2, 2015 held by current executive officers and directors.

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

Name & Principal Position	Year	Salary $	Stock Awards $	Option Awards $ (1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $ (2)	Total $
Omid Tahernia (3)	2014	402,000	345,726	—	—	1,186	748,912
President and Chief Executive Officer	2013	400,000		133,260	—	1,186	534,446
	2012	224,359		680,550	224,700	643	1,130,252
Dennis Bencala	2014	261,333	128,521	—	—	2,219	392,073
Chief Financial Officer and Vice President of Finance	2013	260,000		49,973	—	2,219	312,192
	2012	251,250		87,213	126,500	2,219	467,182
Debajyoti Pal	2014	271,667	128,424	—	—	2,219	402,310
Senior Vice President and Chief Technology Officer	2013	270,000		41,644	—	2,219	313,863
	2012	267,083		41,862	134,400	1,187	444,532

(1)
In accordance with SEC rules, this column represent the value of restricted stock awards and the value of options awards based on the fair value of the option as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 12 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, for the assumptions made in determining ASC 718 values. Regardless of the option value on the grant date, the actual value that may be recognized by the optionee will depend on the market value of our common stock on a date in the future when an option is exercised.

(2)	These amounts reflect term life insurance premiums.

(3)	Mr. Tahernia was appointed as President and Chief Executive Officer on June 11, 2012.

Executive Incentive Plan
The Executive Incentive Plan for fiscal year 2014 (the 2014 EIP) was designed to align our executive officers' performance with our overall goals and stockholders’ interests, and to create incentives for the different members of our executive team to perform in a complementary manner to achieve the same goals. Each NEO’s cash bonus under the 2014 EIP was based upon a percentage of his base salary as set forth in the following table:

Executive	On-Target Incentive %
Omid Tahernia	100%
Dennis Bencala	50%
Debajyoti Pal	50%

The 2014 EIP focused the executive team toward achievement of certain financial, product delivery, and design-win goals. Additionally, other critical company-wide goals and, in some cases, personal goals were established for the fiscal year. Although these specific goals were set under the terms of the 2014 EIP, the Compensation Committee retained the discretion to modify pay-outs based upon the Compensation Committee’s consideration of factors not specifically included in the specific performance goals. The discretionary component for the Chief Executive Officer is determined by the Compensation Committee and the discretionary component for the other executive officers is determined by the Compensation Committee with input from our Chief Executive Officer.
The 2014 EIP set forth performance targets based on our net income, excluding the amortization of intangible assets and stock compensation charges (Non-GAAP Net Income), that had to be achieved in order for there to be any payment under the 2014 EIP. The Compensation Committee reviewed our operating results and determined that we did not achieve our Non-GAAP Net Income target for 2014. Accordingly, Messrs. Tahernia, Bencala, and Pal were not paid a bonus under the 2014 EIP.
Similarly, bonus targets also were not met in 2013, but were met in 2012.

Outstanding Equity Awards at Fiscal Year End 2014
The following table lists all outstanding equity awards held by our NEOs as of December 28, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Units of Stock That Have Not Vested	Market Value of Units That Have Not Vested (3)
Omid Tahernia (4)	6/11/2012	93,750	116,250	8.90	6/11/2019
	7/30/2013	6,250	13,750	13.20	7/30/2020
	6/9/2014					20,000	60,000
	8/5/2014					71,500	214,500
Dennis Bencala	6/14/2010	30,000	—	18.20	6/14/2017
	8/5/2011	1,031	4,469	12.70	8/5/2018
	10/31/2012	6,250	6,250	13.90	10/31/2019
	7/30/2013	2,344	5,156	13.20	7/30/2020
	6/9/2014					7,500	22,500
	8/5/2014					26,500	79,500
Debajyoti Pal	9/13/2009	42,500	—	17.70	9/13/2016
	11/9/2010	10,000	—	11.80	11/9/2017
	8/3/2011	3,250	7,500	12.70	8/3/2018
	10/31/2012	3,000	30,000	13.90	10/31/2019
	7/30/2013	1,953	4,297	13.20	7/30/2020
	6/9/2014					6,250	18,750
	8/5/2014					28,000	84,000

(1)	These options vest as to 25% of the shares on the one year anniversary and the remainder of the shares vest 1/12 each quarter thereafter.

(2)
As discussed above under Stock Option Exchange, officers tendered their options and received new options at a rate of four replacement options for every five options tendered. The exercise price of each new option was set at $2.80.

(3)	The market value is based on the December 26, 2014 closing price of the our Common Stock as reported on The NASDAQ Capital Market.

(4)
Mr. Tahernia received three option awards at employment date. The first tranche of 150,000 options is time-based that will vest over a four-year period; the second and third tranches of 30,000 options each will vest over one year with vesting commencing when the stock price reaches and maintains $8.20 for a period of twenty days (tranche two) and when the stock price reaches and maintains $12.30 for a period of twenty days (tranche three). In the event of a qualified termination of Mr. Tahernia's employment, Mr. Tahernia would be entitled to a partial vesting of the second and third tranches if the stock price is equal to or greater than $5.74 based on the ratio of (x) the excess of the closing price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche; the balance of the shares subject to that tranche will terminate as of the date of his termination.

Subsequent Events
The following items effecting executive compensation occurred subsequent to December 28, 2014.
Equity Awards Issued to Executive Officers in Association with the Rights Offering
After the completion of the private placement on September 29, 2014, we announced that shortly after the completion of the associated rights offering (completed on February 4, 2015) we anticipated making equity grants to maintain the ownership percentage of our employees and named executive officers. Effective February 11, 2015, the Compensation Committee granted equity awards to our named executive officers as follows:

Named	Non-Qualified Stock Options	Restricted Stock Units
Omid Tahernia	90,288	94,892
Dennis Bencala	29,476	33,904
Debajyoti Pal	36,512	36,424
The non-qualified stock options have an exercise price of $4.10 per share and will vest as to 25% on the one-year anniversary of the vesting commencement date which was September 29, 2014, and 6.25% of the shares shall vest on each subsequent three-month anniversary of the vesting commencement date, subject to the continued service of the recipient through such date. The restricted stock units vest as to one-third in October 2015 and one-sixth every six months thereafter.
Amendment to Mr. Tahernia's Original Inducement Grant
Effective on February 11, 2015, the Compensation Committee modified part of the inducement grant originally made on June 11, 2012 to our Chief Executive Officer, Omid Tahernia. At the time of the grant, the vesting schedule provided that options to purchase 60,000 shares would vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeded $25.00 and $35.00, respectively. Once vesting began, these shares would vest in equal quarterly installments over the one-year period after the applicable stock price goal was achieved. On February 11, 2015, the Committee changed the stock price goals to $8.20 and $12.30, respectively, but made no other changes to the grant.
Additional Performance Grant for Mr. Tahernia
Effective on February 11, 2015, the Compensation Committee granted to Mr. Tahernia an option to purchase 42,488 shares, with an exercise price of $4.10, that will vest over a one-year period, if at all, in two equal installments, if the price of the Company’s common stock during any 20 consecutive trading day period exceeds $8.20 and $12.30, respectively. Once vesting begins, these shares will vest in equal quarterly installments over the one-year period after the applicable stock price goal is achieved. In the event of a change-of-control transaction, as defined in Mr. Tahernia's pre-existing agreement with the Company, these non-qualified stock options will not accelerate unless the closing price on the day the change-of-control transaction is announced has exceed the target vesting price, in which case, all such shares will be accelerated on the day the change-of-control transaction closes.
2015 Performance Grants
On February 16, 2015, the Compensation Committee issued performance grants to our executive officers including 115,000 shares to Omid Tahernia, 24,000 shares to Dennis Bencala, and 47,000 shares to Debajyoti Pal. All of these non-qualified stock options have an exercise price of $4.10 per share and will vest over a one year period, if at all, in two equal installments, if the price of our common stock during any 20 consecutive trading period exceeds $8.20 and $12.30, respectively. In addition, in the event of a change-of-control transaction, as defined in each individual’s pre-existing agreement with us, the stock price performance targets (if not previously achieved) will be evaluated against the change of control deal price on the day the change-of-control transaction is announced to determine what, if any, accelerated vesting may be recognized.

On March 7, 2015, the Compensation Committee modified the following grants: (1) the 60,000 options to purchase shares making up Mr. Tahernia’s original inducement grant; (2) the additional performance grant made to Mr. Tahernia on February 11, 2015 for 42,488 options to purchase shares; and (3) and the 2015 performance grants made to executive officers, including 115,000 options to purchase shares to Mr. Tahernia, 24,000 options to purchase shares to Mr. Bencala, and 47,000 options to purchase shares to Mr. Pal, such that each recipient will be entitled to a partial vesting of the grant if the stock price is equal to or greater than $5.74 at a change-of-control (or in the case of Mr. Tahernia, any qualified termination event) based on the ratio of (x) the excess of the closing price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche; the balance of the shares subject to that tranche will terminate as of the date of termination.
Stock Option Exchange
In February 2015, we commenced a one-time stock option exchange program (the "Tender Offer") for employees and directors to exchange certain outstanding stock options (the "Eligible Options") for new stock options. The exercise price of each new option was $2.80, the closing price of our stock on The NASDAQ Capital Market on March 23, 2015, the date of grant of the replacement options. Vesting of the new options is thirty-six months for those eligible options partially vested and twenty-four months for those eligible options fully vested at the time the Tender Offer expired. All officers tendered their options and received new options at a rate of four replacement options for every five options tendered.

POST-EMPLOYMENT/CHANGE-IN-CONTROL PAYMENTS
Omid Tahernia
Mr. Tahernia is entitled to severance benefits upon termination of his employment with us under certain scenarios.
Involuntary Termination. In the event that we terminate his employment without Cause (as defined below), or he terminates his employment for Good Reason (as defined below), then subject to his execution and non-revocation of a Release (as described below), we shall provide him with the following:
(i) a lump sum cash severance payment equal to twelve (12) months of his then-current base salary, plus an amount equal to a pro-rated portion of his then-current annual target bonus under the Incentive Plan for the year in which his employment terminates (pro-rated based on the number of days that he is employed during the year in which his employment terminates), payable on the sixtieth (60th) day following his termination of employment;
(ii) payment by us of the premiums necessary for him and his eligible dependents to continue his/their Company group health insurance benefits under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) for twelve (12) months from the termination date. The premium payment obligation will terminate upon his acceptance of subsequent employment with a company that offers comparable health insurance benefits;
(iii) accelerated vesting of the Time-Based Option Shares (as defined in Mr. Tahernia's original inducement grant of June 11, 2012 as the 150,000 options vesting over time) that would have vested during the period through and including the quarterly installment vesting date that falls on (if his termination date is a quarterly installment vesting date), or the first such date that falls after (if his termination date is not a quarterly installment vesting date), the anniversary of his termination date;
(iv) if either or both of the above stock price targets ($8.20/$12.30) for the Performance-Based Option Shares (as defined in Mr. Tahernia's original inducement grant of June 11, 2012 as the 60,000 options vesting upon achievement of certain stock price milestones) have been achieved prior to the date on which his employment terminates, the respective tranche(s) of Performance-Based Option Shares will fully vest upon his date of termination. If the average closing price of the Company’s common stock over the twenty (20) consecutive trading day period ending on (and including) his date of termination (or ending on the last trading day before his termination date if he is terminated on a Saturday, Sunday, or holiday) (the “Closing Price”) is equal to or in excess of $5.74 per share, but less than the stock price target for a tranche, a pro rata portion of the shares subject to that tranche will vest upon his date of termination based on the ratio of (x) the excess of the Closing Price over the exercise price, to (y) the excess of the applicable stock price target over the exercise price, multiplied by the number of shares subject to that tranche, and the balance of the shares subject to that tranche will terminate as of the date of his termination. For example, if the exercise price is $7.00 per share and the Closing Price is $7.50 per share, 50/120 of the 30,000 shares subject to the $8.20 stock price target tranche will vest, and 50/530 of the 30,000 shares subject to the $12.30 stock price target tranche will vest. If the Closing Price is less than $5.74 per share, each tranche will terminate as of the date of his termination; and

(v) except as the Board of Directors or Compensation Committee may otherwise provide in an award agreement specifically referencing this provision, accelerated vesting of the unvested portion of any stock option, restricted stock, restricted stock unit, or other equity grant held by you, other than the Time-Based Options Shares or Performance-Based Option Shares, that would have vested during the period through and including the last day of the calendar quarter that falls on (if your termination date is the last day of a calendar quarter), or the first such date that falls after (if your termination date is not the last day of a calendar quarter), the one-year anniversary of your termination date.
Termination In Connection with a Change of Control. If we terminate Mr. Tahernia's employment without Cause, or he terminates his employment for Good Reason, within 90 days prior to, or on or within twelve (12) months following, a Change of Control of the Company (as defined below), then subject to his execution and non-revocation of a Release (as described below), the Company shall provide him with the following compensation and benefits in lieu of those described in subsection (1) above:
(i) a lump sum cash severance payment equal to:
(A) if the Change of Control closes within the first twelve (12) months of his employment, twenty-four (24) months of his then-current base salary, plus an amount equal to a pro-rated portion of his then-current target annual bonus under the Incentive Plan for the year in which his employment terminates (pro-rated based on the number of days that he was employed during the year in which his employment terminates), payable on the sixtieth (60th) day following the later of his termination of employment or the close of the Change of Control, or
(B) if the Change of Control closes after the first twelve (12) months of his employment, twelve (12) months of his then-current base salary, plus an amount equal to one times his then-current target annual bonus under the Incentive Plan, plus an amount equal to a pro-rated portion of his then-current target annual bonus under the Incentive Plan for the year in which his employment terminates (pro-rated based on the number of days that he is employed during the year in which his employment terminates), payable on the sixtieth (60th) day following the later of his termination of employment or the close of the Change of Control;
(ii) payment by us of the premiums necessary for him and his eligible dependents to continue his/their group health insurance benefits under COBRA for twelve (12) months from his termination date; the premium payment obligation will terminate upon his acceptance of subsequent employment with a company that offers comparable health insurance benefits;
(iii) the Time-Based Option Shares will become fully vested upon such termination or, if later, the close of the Change of Control;
(iv) if such termination occurs within ninety (90) days prior to the Change of Control, he would be entitled to accelerated vesting of the Performance-Based Option Shares as described in the letter of employment based on the Change of Control “deal price” as if he were still employed through the close of the Change of Control; and
(v) except as the Board of Directors or Compensation Committee may otherwise provide in an award agreement specifically referencing this provision, one hundred percent (100%) of the unvested portion of any stock option, restricted stock, restricted stock unit, or other equity grant held by Mr. Tahernia, other than the Time-Based Options Shares or Performance-Based Option Shares, shall automatically be accelerated in full so as to become completely vested upon such termination or, if later, the close of the Change of Control.
Severance benefits are contingent upon Mr. Tahernia’s executing and not revoking a standard settlement and release of claims agreement.
The following are the definitions that are applicable to the termination of Tahernia's employment:
“Cause” means the willful and continued refusal to adhere to, or to carry out, in any material respect, any legal and reasonable directive of the Board after his receipt of written notice from the Board of, and a reasonable opportunity to cure, such refusal, his engaging in any act of dishonesty, fraud or misrepresentation in connection with his employment with the Company; his knowing violation of any federal or state law or regulation directly applicable to the business of the Company or its affiliates; his breach of any confidentiality agreement or invention assignment agreement between him and the Company; or his being convicted of, or entering a plea of nolo contendere to, any crime which reflects conduct or character that the Board reasonably and in good faith determines is inconsistent with continued employment.
“Change of Control” means the occurrence of any of the following events: (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act; other than one or more funds, individually or collectively, associated with Tallwood Venture Capital), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are

Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
“Good Reason” means any of the following that occurs without his express written consent: a material reduction of his duties, position, authority, or responsibilities (provided that for this purpose, his duties, position, authority, and responsibilities will not be deemed to be materially reduced if following a Change of Control (as defined below) you retain the same duties, position, authority, and responsibilities with respect to the Company business or the business with which such business is operationally merged or subsumed (as, for example, where you remain the Chief Executive Officer of the Company as the surviving entity following a Change of Control, but are not made the Chief Executive Officer of the acquirer); a material reduction by the Company in his base salary as in effect immediately prior to such reduction; a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that his overall benefits package is materially reduced; or a material change in the geographic location at which you must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his current residence on his employment commencement date); provided, however, that termination of employment shall not be considered for “Good Reason” unless you terminate his employment within ninety (90) days following the initial occurrence of one of the foregoing events, after providing the Company with written notice of the occurrence thereof and an opportunity to cure of at least (30) days.
Dennis Bencala
Mr. Bencala is entitled to certain severance benefits upon termination of his employment with us under certain scenarios. If, within 12 months following a Change of Control, Mr. Bencala were to terminate his employment with us for Good Reason or if we were to terminate his employment without Cause, he would receive the following severance package, subject to his executing and not revoking a separation agreement and release of claims against us: severance pay equal to six months of his then current base salary on the date of termination; fifty percent (50%) of his annual target bonus for the year in which the termination occurs; accelerated vesting of all outstanding and unvested equity awards with respect to fifty percent (50%) of his then unvested portion of any such award; and reimbursement by us for payments made by Mr. Bencala for health insurance benefits under COBRA for six months starting from the termination date or until Mr. Bencala obtains substantially similar coverage under another employer’s group insurance plan, whichever date occurs first.
The following are the definitions that are applicable to the termination of Mr.Bencala's employment:
“Cause” means the executive’s failure to perform his assigned duties or responsibilities after notice thereof from us describing his failure to perform such duties or responsibilities; engaging in any act of dishonesty, fraud or misrepresentation; violation of any federal or state law or regulation directly applicable to our business; breach of any confidentiality agreement or invention assignment agreement between the executive and us; or being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.
“Change of Control” means either our acquisition by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing our domicile), unless our stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by us of our securities for the purposes of raising additional funds will not constitute a Change of Control hereunder); or a sale of all or substantially all of our assets.
“Good Reason” means any of the following that occurs on or following a Change of Control and without the executive’s express written consent: a reduction of his duties, position or responsibilities; a reduction by us in his base salary as in effect immediately prior to such reduction; a material reduction by us in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or a material change in the geographic location at which he must perform services (in other words, his relocation to a facility or a location more than fifty (50) miles from his then present location).

Debajyoti Pal
Mr. Pal is entitled to certain severance benefits upon termination of his employment with us in certain scenarios. If within 12 months following a Change of Control or if Mr. Pal resigns from his employment with us for Good Reason or we terminate his employment without Cause or in the event we terminate Mr. Pal’s employment with us unrelated to a Change of Control and without Cause, then he will be entitled to receive the following severance: continuing payments of severance pay equal to 12 months of his then current base salary on the date of termination (or, if greater, as in effect immediately prior to the Change of Control), payable in accordance with our normal payroll procedures and subject to the usual, required withholding; 100% of Mr. Pal’s target bonus for the year in which the termination occurs (or, if greater, his target bonus as in effect immediately prior to the Change of Control), to be paid in equal installments over the 12 month period from the date of such termination, payable in accordance with our normal payroll procedures and subject to the usual, required withholding; accelerated vesting of outstanding and unvested equity awards with respect to that portion of the award that would have vested during the twelve month period following his date of termination if he had remained employed with us through such period; and provided Mr. Pal constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code, and Mr. Pal elects health insurance continuation coverage under COBRA within the time period prescribed pursuant to applicable law, we will reimburse his health insurance premiums until the earlier of 12 months or until he obtains substantially similar coverage under another employer’s group insurance plan.
Severance benefits are contingent upon Mr. Pal’s executing and not revoking a standard settlement and release of claims agreement.
The following are the definitions that are applicable to the termination of Mr. Pal's employment:
“Cause” means the executive’s failure to perform his assigned duties or responsibilities after written notice thereof from us describing his failure to perform such duties or responsibilities and his inability to correct such failure within thirty (30) days after such written notice; engaging in any act of dishonesty, fraud, or misrepresentation; intentional violation of any federal or state law or regulation directly applicable to our business; breach of any confidentiality agreement or invention assignment agreement between the executive and us; or the executive being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.
“Change of Control” means either our acquisition by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing our domicile), unless our stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by us of our securities for the purposes of raising additional funds will not constitute a Change of Control; or a sale of all or substantially all of our assets.
“Good Reason” means any of the following that occurs on or following a Change of Control and without the executive’s express written consent: a material reduction of his duties, position, or responsibilities; a material reduction by us in his base salary as in effect immediately prior to such reduction; a material reduction by us in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; or a material change in the geographic location at which he must perform services (in other words, relocation to a facility or a location more than fifty (50) miles from his then present location); provided, however, that before the executive may terminate his employment for Good Reason, the executive must provide written notice to us, within 90 days of the initial existence of the Good Reason condition, setting forth the reasons for his intention to terminate his employment for Good Reason and we must have an opportunity within 30 days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation be deemed to be for Good Reason if it is made more than 12 months following the initial occurrence of any of the events that otherwise would constitute Good Reason.

OTHER INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership of our securities on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that, during the last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were met.
Certain Relationships and Related Person Transactions
In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

•	we have been or will be a participant;

•	the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 29, 2013 and December 28, 2014; and

•
any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Securities Purchase Agreement
Pursuant to a Securities Purchase Agreement ("SPA") with the Tallwood Investors and Alcatel-Lucent Participations, S.A. ("ALU") effective September 29, 2014, we agreed to sell and the Tallwood Investors agreed to purchase 2,743,902 shares of our common stock for $11,250,000 and ALU agreed to purchase 1,219,512 shares of our common stock for $5,000,000. Concurrent with the SPA, we entered into a Standby Purchase Agreement with Tallwood Investors, under which Tallwood Investors agreed to purchase an additional 2,743,902 shares of our common stock for $11,250,000. These shares were purchased in conjunction with our rights offering which concluded in February 2015.
Loan and Security Agreement with Alcatel-Lucent USA, Inc.
In addition to the SPA, we entered into entered into a Loan and Security Agreement on September 29, 2014 (the “Loan Agreement”) with Alcatel-Lucent USA, Inc. ("Alcatel-Lucent"), pursuant to which the we may borrow up to $10.0 million subject to the terms and conditions set forth in the Loan Agreement (the “Loan”), including but not limited to, the execution and delivery of a commercial and collaboration agreement between the us and Alcatel-Lucent forthe development of ultra-broadband products, the closing of our Rights Offering, and the transfer to us of at least 80% of certain intellectual property registrations currently held by one of our subsidiaries. In connection with the Loan, we also issued warrants to ALU to purchase 315,789 shares of our common stock at the exercise price of $4.75. On December 10, 2014, we amended the Loan, and in consideration of the amendment, we issued a warrant ALU to purchase an additional 157,895 shares at an exercise price of $4.10. Both warrants are exercisable at any time up until their expiration on November 30, 2017.
Stockholder Agreement
Concurrent with entering into the SPA, we entered into an Amended and Restated Stockholder Agreement with the Tallwood Investors pursuant to which, following the closing of the transactions contemplated by the SPA:

•
the Tallwood Investors have agreed to vote any shares of common stock representing voting power in excess of the 37.5% of the common stock outstanding, proportionately as all our other stockholders vote;

•
the Tallwood Investors have agreed to vote all shares of common stock they hold proportionately with respect to the election or removal of the directors other than the directors elected by the Tallwood Investors;

•	the Tallwood Investors have agreed to certain restrictions on the transfer of the common stock and Series A Preferred Stock issuable under the SPA;

•	we have agreed to give the Tallwood Investors certain preemptive rights to purchase securities that we issue up to its then current ownership percentage, subject to customary exceptions; and

•
we have agreed to register the common stock held by the Tallwood Investors and have granted the Tallwood Investors certain customary “piggy-back” registration rights related to future registration statements.

Indemnification and Insurance
We have entered into an indemnification agreement with each of our directors and executive officers and annually renew a directors' and officers' liability policy. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Review, Approval or Ratification of Transactions with Related Persons
The Nominating and Corporate Governance Committee is responsible for the review, approval, and ratification of transactions with related persons. Specifically, the Nominating and Corporate Governance Committee has the authority to:

•	Review and monitor our Code of Business Conduct and Ethics and our Code of Ethics for Principal Executive and Senior Financial Officers;

•	Consider questions of possible conflicts of interest of members of our Board and corporate officers; and

•	Review actual and potential conflicts of interest of members of our Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest.

In performing its responsibilities, the Nominating and Corporate Governance Committee shall have the authority to hire and obtain advice, reports, or opinions from internal or external counsel and expert advisers.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ikanos under the Securities Act of 1933 or the Exchange Act.
The Audit Committee of the Board serves as the representative of the Board for general oversight of Ikanos’ financial accounting and reporting process, our system of internal financial control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing the Company's financial statements and for its financial reporting process. The independent registered public accounting firm , Moss Adams LLP (independent auditors), was responsible for auditing Ikanos’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) for the 2014 fiscal year. In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited financial statements and the audit of the effectiveness of our internal control over financial reporting with the Company's management and the independent auditors, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.
2. The Audit Committee has discussed with Moss Adams LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380), as adopted by the PCAOB in Rule 3200T.
3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with them their independence.
4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in Ikanos’ Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for filing with the SEC.
The Board has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.ikanos.com. The information contained on our website does not form any part of this Proxy Statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Market and federal securities laws.
Respectfully submitted on April 15, 2015 by the members of the Audit Committee of our Board:
Frederick M. Lax, Chair
Danial Faizullabhoy
James Smaha

OTHER MATTERS
As of the date hereof, our Board is not aware of any other matters to be submitted at the Annual Meeting. No proposals were received from stockholders prior to the deadline set forth in our Bylaws. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board recommends or as they otherwise deem advisable.
THE BOARD OF DIRECTORS
Fremont, California
April 15, 2015
Our Annual Report on Form 10-K for the year ended December 28, 2014 has been mailed with this Proxy Statement. We will provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Corporate Secretary, Ikanos Communications, Inc., 47669 Fremont Boulevard, Fremont, California 94538. The request must include a representation by the stockholder that, as of April 2, 2015, the stockholder was entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K and exhibits are also available at: www.ikanos.com.

IKANOS COMMUNICATIONS, INC.
ATTN: DANA HABERLAND
47669 FREMONT BLVD.
FREMONT, CA 94538

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90638-P65944

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IKANOS COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Director	☐	☐	☐

Nominee:

01) Frederick M. Lax

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M90639-P65944

IKANOS COMMUNICATIONS, INC.
2015 Annual Meeting of Stockholders
This proxy is solicited by the Board of Directors of
Ikanos Communications, Inc.

The undersigned stockholder of Ikanos Communications, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 15, 2015, and hereby appoints Dennis Bencala and Andrew S. Hughes as proxies and attorneys-in-fact with full power to substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2015 annual meeting of stockholders of Ikanos Communications, Inc. to be held on Thursday, May 28, 2015, at 2:00 p.m., Pacific Time, at the Fremont Marriott Silicon Valley, 46100 Landing Parkway, Fremont, California 94538, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in his discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE ELECTION OF THE SPECIFIED NOMINEE AS DIRECTOR, "FOR" THE RATIFICATION OF OUR INDEPENDENT AUDITORS, AND "FOR" APPROVAL TO TRANSACT ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side